                                                                    EXHIBIT 23.6

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    We consent to the inclusion of our report dated June 22, 1998, except for the third paragraph of Note 8 for which the date is September 1, 1998, with respect to the consolidated balance sheets of PT-1 Communications, Inc. and subsidiary as of March 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the period from April 21, 1995 (inception) to March 31, 1996 and for each of the years in the two year period ended March 31, 1998, and to the reference to our firm under the heading "Experts" in the Star Telecommunications, Inc. Prospectus
and Registration Statement on Form S-4 dated January   , 1999.

/s/ KPMG LLP

                                                                        KPMG LLP


New York, New York
February 11, 1999